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                                                                    Exhibit 10.2

                         EXECUTIVE EMPLOYMENT AGREEMENT

                             Effective June 17, 2005

                               (this "AGREEMENT")

BETWEEN:

                  COREL CORPORATION, a corporation existing under the laws of the Province of Ontario

                  (the "CORPORATION")

                  - and -

                  DAVID C. DOBSON, an individual currently residing in the State of Connecticut

                  (the "EXECUTIVE")

      WHEREAS the Corporation wishes to employ the Executive and the Executive wishes to become an employee of the Corporation;

      AND WHEREAS the Corporation and the Executive agree that it is desirable to enter into this Agreement to specify the terms and conditions of the Executive's employment with the Corporation;

      NOW THEREFORE in consideration of the mutual covenants and agreements contained in this Agreement, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Corporation and the Executive agree as follows.

1.    INTERPRETATION

1.1 DEFINITIONS. In this Agreement, the following capitalized terms have the following meanings:

      (a) "AFFILIATE" means an affiliated entity and as defined in Ontario Securities Commission Rule 45-501 and "controlled" has the meaning given in that Rule, as amended or replaced from time to time, and "affiliated" has a corresponding meaning.

      (b)   "BASE GRANT" has the meaning set out in Section 3.4.

      (c)   "BOARD" means the board of directors of the Corporation.

      (d)   "CHANGE OF CONTROL" means:

            (1) any transaction or series of transactions, whether by way of consolidation, amalgamation, merger, reorganization or plan of amalgamation involving the Corporation, with or into any other person (other than Vector);

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Corel Corporation Executive Employment Agreement                    Page 2 of 15

            (2) any transfer, conveyance, sale, lease, exchange or otherwise of all or substantially all of the assets of the Corporation, to any other person (other than Vector); and

            (3) the lawful acquisition, directly or indirectly and by any means whatsoever, by any person, or by a group of persons acting jointly or in concert, of that number of voting shares of the Corporation, which is 35% or more of the total voting shares issued and outstanding immediately after such acquisition, unless Vector continues to hold a number of voting shares which represents a greater percentage than the first-mentioned person or group of persons.

            Provided that an initial public offering of the Corporation, whether or not a Qualified IPO, shall not be a Change of Control.

      (e)   "COMPETING ENTITIES" has the meaning set out in Section 7.1.

      (f)   "EBITDA" has the meaning set out in Section 3.2.

      (g) "GOOD REASON" means the occurrence of any of the following events without the written consent of the Executive:

            (1)   a reduction by the Corporation in the Executive's salary;

            (2) the taking of any action by the Corporation which would, in the aggregate, materially adversely affect the Executive's participation in or materially reduce the Executive's incentive compensation, pension, life insurance, health, accident, disability benefits or other benefits in plans in which the Executive is participating;

            (3) any breach by the Corporation of any of its material obligations contained in this Agreement which remains uncured for more than 10 days after the Executive provides written notice of the breach to the Corporation; and;

            (4) a material adverse reduction of the Executive's responsibilities or reporting relationships.

      (h)   "IPO GRANT" has the meaning set out in Section 3.5.

      (i)   "IPO LOAN" has the meaning set out in Section 4.3.

      (j)   "LOAN" has the meaning set out in Section 4.3.

      (k)   "NON-IPO LOAN" has the meaning set out in Section 4.3.

      (l) "PLAN" means the Corel Corporation Share Option and Phantom Share Unit Plan dated December 1, 2003 as amended from time to time.

      (m)   "QUALIFIED IPO" has the meaning set out in Section 3.5.

      (n)   "REASONABLE NOTICE PERIOD" means:

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Corel Corporation Executive Employment Agreement                    Page 3 of 15

            (1) if the Executive's employment is terminated prior to the first anniversary of the Start Date, eighteen months; and

            (2) if the Executive's employment is terminated on or after the first anniversary of the Start Date, the greater of 12 months or the period from the Termination Date to the date that is 18 months from the first anniversary of the Start Date.

      (O)   "SALARY" has the meaning set out in Section 3.1.

      (p)   "SHARES" means Class A common shares of the Corporation.

      (q) "TERMINATION DATE" means the Executive's last day of active employment and does not include any period of statutory or reasonable notice or any period of deemed employment and "terminate" and "terminated" have corresponding meanings.

      (r) "VECTOR" means any entity or fund Affiliated with, or managed directly or indirectly by, Vector Capital Corporation or its Affiliates, or any other entity controlled, directly or indirectly, by any such entities or funds.

1.2 HEADINGS, SECTIONS AND PLURAL. The inclusion of headings in this Agreement is for convenience of reference only and shall not affect its construction or interpretation. Throughout this Agreement, whenever required by context, words importing the singular include the plural and vice versa. In this Agreement, references to "Sections" or to "Schedules" are references to sections in or schedules to this Agreement, unless expressly stated otherwise.

1.3 DEDUCTIONS AND WITHHOLDINGS. The payments to the Executive set out in this Agreement are subject to applicable deductions and withholdings.

1.4 BENEFIT CONTRIBUTIONS AND PARTICIPATION. The Corporation's contributions to, the Executive's participation in, and any conversion of, the group benefit plans as set out in this Agreement are subject to the terms and conditions of the benefit plans, and changes to or cancellations of such plans over time, as may be made with such notice to the Executive as is practical in the circumstances, and in the sole discretion of the Corporation.

1.5 CURRENCY. Unless otherwise indicated, all dollar amounts referred to in this Agreement are in Canadian currency.

1.6 PREVAILING AGREEMENT. In the event of any inconsistencies between this Agreement and the Plan, the provisions in this Agreement supersede the Plan to the extent of such inconsistencies.

2.    TERM AND DUTIES

2.1 START DATE. The Corporation agrees to employ the Executive and the Executive agrees to become employed with the Corporation on the terms and conditions set out in this Agreement commencing on a date which is no later than June 27, 2005 (the "START DATE"), The terms and conditions of employment set out in this Agreement are conditional upon the Executive starting work with the Corporation on the Start Date.

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Corel Corporation Executive Employment Agreement                    Page 4 of 15

2.2 POSITION. The Executive will serve in an executive capacity as the Chief Executive Officer of the Corporation and in such other capacities as may be agreed upon by the Corporation and the Executive from time to time. The Executive will report to the Board.

2.3 DUTIES. The Executive will perform the duties customarily performed in his position including, without limitation, regularly reporting his activities and the results thereof to the Board. The Executive agrees to serve as a director and/or officer of the Corporation and its Affiliates as requested by the Corporation in good faith and without compensation other than as set out in Section 3, The Executive will work primarily from the Corporation's head office in Ottawa, Ontario, but understands and agrees that he will be required to travel frequently throughout the world as the business needs of the Corporation require.

2.4 GOOD FAITH. The Executive shall devote his full business time and attention to the affairs of the Corporation and will use his best efforts, skills and abilities to honestly, faithfully, diligently and in good faith promote the Corporation's best interests, and he shall not have any interests that conflict with those of the Corporation. The Executive shall observe and abide by the policies of the Corporation in effect from time to time.

2.5 THIRD PARTY OBLIGATIONS. The Executive represents and warrants that he honestly and reasonably believes after proper enquiry, that his obligations under this Agreement will not breach any obligations the Executive owes to third parties, including any of the Executive's former employers and that at the date hereof, he is not aware of any claims or threatened claims that he has breached any such obligations in connection with his obligations under this Agreement.

2.6 WORK STATUS. The Executive will be required to work in Canada and may be requested by the Board to work in the United States and internationally, as needed and determined by the Board. The Executive represents and warrants that he is legally entitled to work in Canada.

3.    COMPENSATION

3.1 BASE SALARY. The Corporation agrees to pay the Executive an annual base salary of $415,000, payable in accordance with the Corporation's payroll practices in effect from time to time, subject to annual review and to increase as determined by the Board ("SALARY").

3.2 DISCRETIONARY BONUS. The Executive will be eligible to participate in the Corporation's annual bonus plan with a target bonus of 100% of Salary for the achievement of all targets. Any bonus payment is subject to achievement by the Executive of the performance targets established by the Board in consultation with the Executive before the start of each fiscal year. Currently, the performance targets are based on a combination of revenue targets and target earnings before interest, tax, depreciation and amortization ("EBITDA"). The Executive's individual weighting of revenue and EBITDA targets for 2005 are set out on Schedule "A". To be eligible for the bonus payment, the Executive must have been actively employed throughout the fiscal year in respect of which his performance was assessed, unless provided otherwise in this Agreement. Notwithstanding the above, the Executive will be eligible for a pro-rated bonus in his first fiscal year of employment proportionate to his length of active employment in that year, with a minimum guaranteed bonus for the Executive's first part fiscal year of employment of $250,000.

3.3 SHARE BASED COMPENSATION PLAN PARTICIPATION. The Executive will be eligible to participate in the Plan and such other share based incentive plans or similar plans as may be

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Corel Corporation Executive Employment Agreement                    Page 5 of 15

      established for senior executives by the Corporation. All options granted to the Executive, including the Base Grant of options and the IPO Grant of options are governed by the terms and conditions of the Plan, including any restrictions on exercise of options and any requirements to agree to conditions, restrictions or agreements set out in the Plan, except with respect to the vesting terms, which are governed by this Agreement. Except as expressly provided in Section 5.3 of this Agreement or pursuant to the Plan, no share based compensation may vest on or after the Termination Date.

3.4 BASE GRANT OF OPTIONS. On the Start Date, the Corporation will grant to the Executive options to acquire 3,718,258 Shares of the Corporation (the "BASE GRANT"), subject to the terms and conditions set out in this Agreement and the Plan. The Base Grant of options will have an exercise price of 10 Cent in USD per Share. The Base Grant of options will be exercisable as to 25% on and after the Start Date (the "VESTED BASE GRANT") and as to additional 6.25% on and after the end of each quarter commencing after the first anniversary of the Start Date and for 10 years from the date of grant.

3.5 IPO GRANT OF OPTIONS. On the Start Date, the Corporation will grant to the Executive options to acquire 929,565 Shares of the Corporation (the "IPO GRANT"), subject to the terms and conditions set out in this Agreement and the Plan. The IPO Grant of options will have an exercise price of 10 Cent in USD per Share. The IPO Grant of options will be exercisable on the Start Date and for 8 years after an initial public offering of the Corporation that yields proceeds to the Corporation of not less than $75 million (a "QUALIFIED IPO").

3.6 VESTED BASE GRANT AND IPO GRANT. The Vested Base Grant of options and the IPO Grant of options are subject to the following terms and conditions. If the Executive's Termination Date, as defined in the Plan, occurs prior to the first anniversary of the Start Date, the Corporation may, but is not required to, repurchase any or all Shares issued to the Executive on the exercise of the Vested Base Grant of options for an amount equal to 10 Cent in USD per Share and the unexercised portion of the Vested Base Grant of options will immediately expire. If the Executive's Termination Date occurs prior to a Qualified IPO or if a Qualified IPO is not completed on or before the second anniversary of the Start Date, the Corporation may, but is not required to, repurchase any or all Shares issued to the Executive on the exercise of the IPO Grant of options for an amount equal to 10 Cent in USD per Share and the unexercised portion of the IPO Grant of options will immediately expire.

3.7 PAYMENTS FOR DISTRIBUTIONS ON BASE GRANT OF OPTIONS AND IPO GRANT OF OPTIONS. If dividends or other distributions are paid on Shares of the Corporation at a time when the Executive holds unexercised options under the BASE Grant of options or the IPO Grant of options, the Corporation will provide the Executive with a payment equivalent to distributions the Executive would have been eligible to receive had the Base Grant of options and the IPO Grant of options held by the Executive been fully exercised, provided, however, that at any time after the IPO Grant of options is forfeited, the Executive shall not be entitled to a payment in respect of any dividends or other distributions in respect of the IPO Grant of options.

4.    EXPENSES, BENEFITS AND VACATION

4.1 GENERAL EXPENSES. THE Corporation will reimburse the Executive for his reasonable and approved business expenses, including travel expenses, incurred by him in connection with the performance of his duties under this Agreement, upon providing appropriate receipts

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Corel Corporation Executive Employment Agreement                    Page 6 of 15

      satisfactory to the Corporation and in accordance with the Corporation's policies in effect from time to time.

4.2 RELOCATION EXPENSES. The Executive agrees to relocate to Canada and thereafter to maintain his full-time residence in Canada for the duration of his employment. The Corporation will reimburse the Executive for the reasonable relocation expenses incurred by him to relocate himself and his family to Canada, upon providing appropriate receipts satisfactory to the Corporation and in accordance with the Corporation's policies, to a maximum total of $40,000.

4.3 LOAN. The Corporation will make a loan to the Executive in the amount of $562,500 with interest compounded annually at the prime rate of interest provided by the Royal Bank of Canada to its customers and secured against the Base Grant of options or any Shares issuable upon exercise thereof (the "LOAN"). $312,500 of the Loan (the "IPO LOAN") and interest thereon will be forgiven on the earlier of (1) the completion of a Qualified IPO of the Corporation or (2) the first filing of a registration statement with respect to a Qualified IPO of the Corporation. $250,000 of the Loan (the "NON-IPO LOAN"), plus interest thereon shall be repaid by the Executive on or before the earlier of (1) the completion of a Qualified IPO of the Corporation or (2) the first filing of a registration statement with respect to a Qualified IPO of the Corporation. Payments pursuant to
      Section 3.7 shall be applied to repayment of the Non-IPO Loan, plus interest thereon, until the Non-IPO Loan is repaid in full. In the event any amount of the Non-IPO Loan and interest thereon, remains outstanding on the date of a Qualified IPO, it shall be repaid in full in cash, at the Executive's election, with any balance outstanding repaid by the cancellation of vested Base Grant of options and/or IPO Grant of options valued by subtracting the exercise price from the fair market value of a Share at the relevant date. The whole outstanding amount of the Loan and of the interest thereon is immediately due and payable on the Termination Date and first by applying any payments to be made to the Executive pursuant to Article 5 of this Agreement to repayment and second by the cancellation of vested Base Grant of options and/or IPO Grant of options valued by subtracting the exercise price from the fair market value of a Share at the relevant date and third by cash payment by the Executive save and except that in the event that the Executive's employment is terminated by the Corporation without cause or by the Executive for Good Reason, any amount outstanding of the IPO Loan shall be forgiven.

4.4 BENEFIT PLANS. The Executive will be eligible to participate in the group benefit plans available to employees of the Corporation from time to time, subject to Section 1.4. To the extent permitted by the insurers, the Corporation will request the waiver of the waiting periods and pre-existing condition limitations for participating in the benefit plans.

4.5 VACATION. The Executive will be entitled to four weeks of vacation time per year to be taken at times that are consistent with the business interests of the Corporation, and in accordance with the Corporation's vacation policies. The Executive may carry forward up to four weeks of vacation time to subsequent vacation years, provided that in each vacation year the Executive takes at least the minimum vacation time required under the Ontario Employment Standards Act, 2000 as amended.

4.6 FEES. The Corporation will reimburse the Executive for legal advice in connection with completing this Agreement to a maximum of $6,250 upon the Executive providing appropriate receipts satisfactory to the Corporation.

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Corel Corporation Executive Employment Agreement                    Page 7 of 15

5.    TERMINATION

5.1 TERMINATION BY EXECUTIVE. The Executive may terminate his employment with the Corporation (other than for Good Reason) at any time by providing the Corporation with two months of notice in writing. Whether or not, upon receipt of the Executive's resignation, the Corporation terminates the Executive's employment before the date the resignation was to be effective, the Corporation will, in full satisfaction of its obligations to the Executive: (a) pay the Executive's Salary and vacation pay accrued until the date the resignation is or was to be effective; (b) reimburse the outstanding expenses properly incurred by the Executive until the date his employment ceases; (c) continue its contributions to the group benefit plans until the date the resignation is or was to be effective, subject to
      Section 1.4; and continue the vesting of the Base Grant of options to the date the resignation is or was to be effective.

5.2 TERMINATION BY CORPORATION FOR CAUSE. The Corporation may terminate the Executive's employment at any time with cause and without prior notice or any further obligations by the Corporation, and the Executive will be ineligible for any bonus or pro-rated bonus payment. On the termination of the Executive's employment for cause, the Corporation will, in full satisfaction of its obligations to the Executive, pay the Executive's Salary and vacation pay accrued until the Termination Date and reimburse the outstanding expenses properly incurred by the Executive until the Termination Date.

5.3 TERMINATION BY CORPORATION WITHOUT CAUSE OR RESIGNATION BY THE EXECUTIVE FOR GOOD REASON. The Corporation may terminate the Executive's employment at any time, without cause and the Executive may resign for Good Reason, on providing written notification. If the Corporation terminates the Executive's employment without cause or the Executive resigns for Good Reason and the Executive signs and delivers to the Corporation a full and final release of the Corporation and its Affiliates and all directors thereof, in the form attached to this Agreement as Schedule "B", the Corporation will, in full satisfaction of its obligations to the Executive and regardless of any other income that the Executive may earn in mitigation:

      (a) Pay the Executive's Salary and vacation pay accrued until the Termination Date and reimburse the Executive's outstanding expenses properly incurred until the Termination Date;

      (b) Pay the Executive a bonus pursuant to Section 3.2 pro-rated for the portion of the year prior to the Termination Date calculated at 100% of target performance;

      (c) Pay on-going Salary payments for the Reasonable Notice Period from the Termination Date based on the Executive's Salary in effect at the Termination Date, in accordance with the Corporation's payroll practices;

      (d) Continue to make contributions in respect of the Executive to the Corporation's group benefit plans for the Reasonable Notice Period from the Termination Date to the extent permitted by such plans, provided that, to the extent such contributions may not be continued, the Corporation shall pay to the Executive the cost to the Corporation of such contributions as if the Executive remained employed by the Corporation;

      (e) Authorize the Executive to exercise the vested share based compensation held by the Executive until 90 days after the Termination Date, or for such longer period as is provided in the Plan. All share based compensation that is not vested as at the Termination Date shall be forfeited, except that if the Executive's employment is

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Corel Corporation Executive Employment Agreement                    Page 8 of 15

      terminated in accordance with this Section 5.3 prior to the first anniversary of the Start Date, 464,738 of the Base Grant of options shall be vested as of the Termination Date.

5.4 DEATH OF THE EXECUTIVE. Upon the death of the Executive, this Agreement automatically terminates without notice or any further obligations by the Corporation. Upon the death of the Executive, the Corporation will, in full satisfaction of its obligations: (a) pay the outstanding accrued Salary and vacation pay accrued until the date of the Executive's death;
      (b) reimburse the expenses properly incurred by the Executive up to the date of his death; (c) pay the Executive a bonus pursuant to Section 3.2, pro-rated for the portion of the year prior to the Executive's date of death assigning target performance was achieved; and (d) if the Executive's death occurs prior to the second anniversary of the Start Date, the Base Grant of Options will continue to vest until the second anniversary of the Start Date.

5.5 CONSEQUENCES OF TERMINATION. The termination of the Executive's employment for any reason, including resignation and termination with cause and without cause, terminates any officer positions the Executive may hold with the Corporation or any of its Affiliates and the Executive agrees to immediately resign as a director of the Corporation and any of its Affiliates and to sign any documentation necessary to give effect to this
      Section 5.5.

5.6 CONVERSION OF BENEFITS ON TERMINATION. On the earlier of the termination of Executive's participation in the group benefit plans or the cessation of his employment for any reason, the Executive may be eligible to convert the group insured benefits to private coverage within 30 days, without evidence of insurability. The Executive is responsible for promptly arranging for any conversion options he may have or obtaining alternate benefits if he chooses to do so.

5.7 COMPLIANCE WITH LAWS. The Executive's entitlements under this Section 5 are provided in full satisfaction of the Executive's entitlements to notice of termination, pay in lieu of notice, and severance pay, if any, under the Ontario Employment Standards Act, 2000, under this Agreement, at common law or otherwise.

5.8 CHANGE OF CONTROL. In the event that there is a Change of Control and not less than 6 months following the Change of Control, the Executive's employment is terminated for any reason other than for cause, he resigns for Good Reason or he resigns for any reason the share based compensation awarded to the Executive shall become fully exercisable on the earlier of the Date of Termination and the date that is 6 months after the Change of Control and shall otherwise be governed by the terms of the Plan.

6.    CONFIDENTIAL INFORMATION AND RETURN OF PROPERTY

6.1 CONFIDENTIALITY OBLIGATION. The Executive covenants and agrees that he shall not, at any time during his employment with the Corporation or any time thereafter, without the prior written consent of the Corporation, directly or indirectly, communicate, reveal or disclose, in any manner, to anyone, or use for any purpose other than in carrying out his duties under this Agreement in furtherance of the Corporation's business interests, any confidential or proprietary information concerning, or learned as a result of his employment with, the Corporation or its predecessors, successors, Affiliates or related companies including, without limitation, information concerning their assets, businesses, affairs, pricing, costs, technical information, financial information, plans or opportunities, manufacturing, processes, sales and distribution, marketing, research and development, customers, suppliers or employees.

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Corel Corporation Executive Employment Agreement                    Page 9 of 15

6.2 RETURN OF PROPERTY. Upon ceasing to be employed by the Corporation or upon request of the Corporation at any time, the Executive shall return to the Corporation all property belonging to the Corporation or its predecessors, successors, Affiliates or related companies including, without limitation, all documents in any format whatsoever including electronic format, that is in his possession or control, and the Executive agrees not to retain any copies of such property in any format whatsoever including electronic format.

7.    NON-COMPETITION

7.1 COMPETING ENTITIES. In this Agreement, "COMPETING ENTITIES" means Microsoft, the Star Office Division of Sun Microsystems, Adobe, Macromedia, Quark, Intervideo, Pinnacle Systems, Sonic Solutions, Autodesk, the Lotus Division of IBM, ULEAD, Sigmaflow or ACD Systems or any of their successors, and, on notice to the Executive, other entities that the Corporation may add to this definition, from time to time before the termination of the Executive's employment, acting in good faith after consultation with the Executive, whose business consists of developing or marketing word processing, spreadsheet, presentation, process management, flowcharting, digital imaging or graphics software, which the Corporation determines is in competition with its business.

7.2 COMPETITIVE ACTIVITIES. The Executive covenants and agrees that, while employed with the Corporation and for 24 months thereafter, the Executive shall not, directly or indirectly, in any manner whatsoever including, without limitation, either individually, or in partnership, jointly or in conjunction with any other person, or as employee, principal, agent, consultant, director, shareholder, lender or otherwise:

      (a) be engaged in or by any Competing Entities in order to provide products or services similar to the products and services provided by the Corporation;

      (b) have any financial or other interest including, without limitation, an interest by way of royalty or other compensation arrangements, in or in respect of any Competing Entities, excluding the ownership of not more than 1 % of the issued shares of a corporation, the shares of which are listed on a recognized stock exchange or traded in the over-the-counter market in Canada or the United States, which carries on a business that competes with the Corporation or its Affiliates; or

      (c) advise, lend money to or guarantee the debts or obligations of any Competing Entities.

8.    NON-SOLICITATION

8.1 EMPLOYEE AND CONTRACTOR NON-SOLICITATION. The Executive covenants and agrees that, while employed with the Corporation and for 24 months thereafter, the Executive shall not induce or solicit or attempt to induce or solicit, or assist any person to induce or solicit any employee of the Corporation or its Affiliates or any contractor who regularly provides services to the Corporation or its Affiliates, or assist or encourage any employee of the Corporation or its Affiliates or any contractor who regular who regularly provides services to the Corporation or its Affiliates to accept employment or engagement elsewhere that competes with the business of the Corporation or its Affiliates.

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Corel Corporation Executive Employment Agreement                   Page 10 of 15

9.    PROPRIETARY AND MORAL RIGHTS

9.1 PROPRIETARY RIGHTS. The Executive recognizes the Corporation's proprietary rights in the tangible and intangible property of the Corporation and acknowledges that Executive has not obtained or acquired and shall not obtain or acquire any rights, title or interest, in any of the property of the Corporation or its predecessors, successors, Affiliates or related companies including, without limitation, any writing, communications, manuals, documents, instruments, contracts, agreements, files, literature, data, technical information, know-how, secrets, formulas, products, methods, procedures, processes, devices, apparatuses, trademarks, trade names, trade styles, service marks, logos, copyrights, patents, inventions, discoveries, whether or not protected by patent or copyright, which the Executive may have conceived or made, or may conceive or make, either alone or in conjunction with others, and related to the business of the Corporation or its predecessors, successors, Affiliates or related companies (collectively, the "MATERIALS"). The Executive agrees that during his employment with the Corporation and any time afterwards all Materials shall be the sole and exclusive property of the Corporation.

9.2 WAIVER OF MORAL RIGHTS. The Executive irrevocably waives to the greatest extent permitted by law, for the benefit of and in favour of the Corporation, all the Executive's moral rights whatsoever in the Materials including, without limitation, any right to the integrity of any Materials, any right to be associated with any Materials and any right to restrict or prevent the modification or use of any Materials in any way whatsoever. The Executive irrevocably transfers to the Corporation all rights to restrict any violations of moral rights in any of the Materials including, without limitation, any distortion, mutilation or other modification.

9.3 ASSIGNMENT OF RIGHTS. If the Executive has acquired or does acquire, however, any right, title or interest in any of the Materials or in any intellectual property rights relating to the Materials, the Executive irrevocably assigns all such right, title and interest throughout the world exclusively to the Corporation including, without limitation, any renewals, extensions or reversions relating thereto and any right to bring an action or to collect compensation for past infringements.

9.4 REGISTRATIONS. The Corporation will have the exclusive right to obtain copyright registrations, letters patent, industrial design registrations, trade-mark registrations or any other protection in respect of the Materials and the intellectual property rights relating to the Materials anywhere in the world. At the expense and request of the Corporation, the Executive shall, both during and after the Executive's employment with the Corporation, execute all documents and do all other acts necessary in order to enable the Corporation to protect its rights in any of the Materials and the intellectual property rights relating to the Materials.

10.   REMEDIES

10.1 DEFENCES. The Executive agrees that all restrictions in Sections 6, 7, 8 and 9 are necessary and fundamental to the protection of the business carried on by the Corporation and that all such restrictions are reasonable and valid, and the Executive waives all defences of the Executive to the strict enforcement thereof by the Corporation.

10.2 INJUNCTIVE RELIEF. The Executive acknowledges that a breach by the Executive of any of his obligations in Sections 6, 7, 8 and 9 will result in the Corporation suffering irreparable harm, which cannot be calculated or fully or adequately compensated by recovery of damages alone. Accordingly, the Executive agrees that the Corporation shall be entitled to interim and

Corel Corporation Executive Employment Agreement                   Page 11 of 15

      permanent injunctive relief without proof of actual damages, specific performance and other equitable remedies, in addition to any other relief to which the Corporation may become entitled.

11.   OBLIGATIONS NOT EXHAUSTIVE

11.1 FIDUCIARY. THE Executive acknowledges that the obligations contained in Sections 6, 7, 8 and 9 are in addition to any obligations that the Executive may now or hereafter owe to the Corporation, at law, in equity or otherwise. Nothing contained in this Agreement is a waiver, release or reduction of any fiduciary obligations that the Executive owes to the Corporation.

12.   GENERAL

12.1 SURVIVAL. Sections 6, 7, 8, 9, 10, 11 and this Section 12.1 survive the termination of this Agreement and the Executive's employment for any reason whatsoever.

12.2 SEVERABILITY. If any provision of this Agreement is declared void or unenforceable, such provision shall be deemed severed from this Agreement to the extent of the particular circumstances giving rise to such declaration, and such provision as it applies to other persons and circumstances and the remaining terms and conditions of this Agreement shall remain in full force and effect.

12.3 ENTIRE AGREEMENT. This Agreement, including the attached Schedules and the documents referenced therein, constitutes the entire agreement between the Corporation and the Executive on the subject-matter herein and it supersedes all prior agreements and understandings, whether written or oral. There are no representations, warranties or collateral agreements on the subject-matter herein that exist outside of this Agreement.

12.4 AMENDMENTS. This Agreement may only be amended by written agreement executed by the Corporation and the Executive. However, changes to the Executive's position, duties, vacation, benefits and compensation, over the course of time, do not affect the validity or enforceability of Sections 5, 6, 7, 8 and 9.

12.5 GOVERNING LAW. This Agreement shall be governed by, and construed and interpreted in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein. The Corporation and the Executive each irrevocably attorns to the exclusive jurisdiction of the courts of Ontario and the courts of Ontario shall have the sole and exclusive jurisdiction to entertain any action arising under this Agreement.

12.6 ASSIGNMENT THE Corporation may assign this Agreement, and it enures to the benefit of the Corporation, its successors or assigns.

12.7 INDEPENDENT LEGAL ADVICE. The Executive acknowledges that he has been encouraged to obtain independent legal advice regarding the execution of this Agreement, and that he has either obtained such advice or voluntarily chosen not to do so, and hereby waives any objections or claims he may make resulting from any failure on his part to obtain such advice.

12.8 WAIVER. No waiver of any of the provisions of this Agreement shall be effective or binding, unless made in writing and signed by the party purporting to give the same. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other

Corel Corporation Executive Employment Agreement                   Page 12 of 15

      provisions, whether or not similar, nor shall such waiver constitute a continuing waiver, unless expressly stated otherwise.

12.9  EFFECTIVE DATE. This Agreement is effective the date it is made.

      IN WITNESS WHEREOF this executive employment agreement has been executed by the Corporation and the Executive effective on the date first written above.

                                          COREL CORPORATION

                                          /s/ Amish Mehta
                                          --------------------------------
                                          PER: AMISH MEHTA

                                          /s/ David C. Dobson
                                          --------------------------------
                                          DAVID C. DOBSON

Corel Corporation Executive Employment Agreement                   Page 13 of 15

                                  SCHEDULE "A"

                             EBITDA TARGETS FOR 2005

      The Fiscal Year 2005 target would be a combination of Revenue (40%) and EBITDA (60%). The targets and associated payouts (full year) are as follows:

                       REVENUE - 40% of 2005 Target Bonus

 TARGET USD          ACCOMPLISHMENT
------------         --------------
$ 90,000,000               60%            No incentive below
$120,000,000               80%                    50%
$150,000,000              100%                   100%
$165,000,000              110%                   135%
$180,000,000              120%                   170%

                        EBITDA - 60% OF 2005 TARGET BONUS

 TARGET USD         ACCOMPLISHMENT
-----------         --------------
$31,860,000              60%            No incentive below
$42,480,000              80%                   100%
$53,100,000             100%                   150%
$64,080,000             120%                   200%

Corel Corporation Executive Employment Agreement                   Page 14 of 15

                                  SCHEDULE "B"

                             FULL AND FINAL RELEASE

            I, DAVID C. DOBSON, on my own behalf and that of my heirs, executors and assigns, in consideration of the terms and conditions set out in my Agreement with Corel Corporation ("COREL") dated June __, 2005, payments made to me pursuant to those terms and conditions and other good and valuable consideration, the sufficiency of which is hereby acknowledged, do hereby release and forever discharge Corel, its subsidiaries, parents, predecessors, successors, related companies, affiliates, divisions and their present and former directors, officers, representatives, shareholders, owners, employees, administrators, agents and lawyers (collectively, the "RELEASEES") jointly and severally, from any and all actions, causes of action, covenants, contracts, claims, demands, complaints, proceedings, grievances, damages, costs or loss of any nature or kind, past, present or future arising out of or in any way relating to or connected with my hiring, my employment with Corel or the termination of my employment, stock options or other share based incentive plans and benefit plans.

            I do hereby declare and acknowledge that the consideration set out above satisfies all obligations of the Releasees, arising from or out of my hiring, my employment with Corel or the termination of my employment, stock options or other share based incentive plans and benefit plans including, without limitation, any obligations under the Ontario Employment Standards Act, 2000, as amended, the Ontario Human Rights Code, as amended and the Ontario Workplace Safety and Insurance Act, 1997, as amended, or any similar legislation in any other jurisdiction . I covenant and undertake that I will not file or advance any claims or complaints under the Ontario Employment Standards Act, 2000, as amended including claims in respect of pay in lieu of notice and severance pay, the Ontario Human Rights Code, as amended, and the Ontario Workplace Safety and Insurance Act, 1997, as amended, or any similar legislation in any other jurisdiction, arising out of my hiring, my employment with Corel or the termination of my employment, stock options or other share based incentive plans and benefit plans.

            And for the said consideration, I further agree not to make any claim or take any other proceedings against any person, entity, corporation, partnership or Crown in which any claim could or does arise with respect to any matters which may have arisen between the parties to this release up to the present time, concerning and relating to any action I may have as against any other party as a result of my hiring, my employment with Corel or termination of my employment, stock options or other share based incentive plans and benefit plans.

            Notwithstanding the foregoing, I do not release my rights and entitlements set out in Section 5 of the Agreement or any right or entitlement I may have to indemnity or to enforce any indemnity as a director or officer of Corel or its affiliates or to benefits under any policy of directors and officers insurance.

            And for said consideration I further agree to save harmless and indemnify the Releasees from and against any and all claims, charges, taxes, penalties or demands made by the Canada Revenue Agency, its predecessors or successors, or any similar governmental authority in any other jurisdiction, requiring any of the Releasees to pay any amounts under the Income Tax Act (Canada) and other duly recognized federal, provincial and local taxing authorities in respect of income tax payable by me in excess of the income tax previously withheld, and from and against any and all claims, charges, taxes or penalties and demands made on behalf of or related to Employment Insurance or Canada Pension Plan under the applicable statutes and regulations, or any other similar

Corel Corporation Executive Employment Agreement                   Page 15 of 15

legislation in any other jurisdiction, with respect to any amounts which may, in the future, be found to be payable by any of the Releasees with respect to the payment of the consideration referred to above.

            It is understood and agreed that the giving of the consideration set out above is deemed to be no admission of liability whatsoever on the part of the Releasees and, in fact, any liability is expressly denied.

            I will not say, publish or do any act or thing that disparages or casts the Releasees in any unfavourable light, or which could result in injury to their reputation. Except to the extent required by applicable law, I will make no public statements or announcements regarding my past employment with Corel or any of the matters set forth herein without first consulting with Corel and obtaining its prior written approval as to the timing and content of the proposed statements or announcements. Notwithstanding the foregoing, I understand that I may disclose particulars of my past employment with Corel and my termination therefrom in a bona fide job search or application for government employment insurance benefits.

            And I hereby declare that I have read and fully understand this release. I have had the opportunity to seek independent legal advice. I understand that this release contains a full and final release of any claims, which I have or may have relating to my hiring, my employment with Corel and the termination of my employment, stock options or other share based incentive plans and benefit plans. I voluntarily accept the said consideration for the purpose of making full and final compromise, adjustment and settlement of all claims as set out above.

            IN WITNESS WHEREOF, I, DAVID C. DOBSON set my hand and seal hereto this _________________________ day of ________________________________, 200_.

SIGNED, SEALED AMD DELIVERED            )
in the presence of                      )
                                        )
__________________________________      )   _________________________________
Witness Signature                       )   DAVID C. DOBSON
                                        )
__________________________________      )
Witness Name                            )